UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 16, 2010

Corning Incorporated

(Exact name of registrant as specified in its charter)

New York	1-3247	16-0393470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Riverfront Plaza, Corning, New York	14831
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 607-974-9000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Corning Incorporated (“Corning” or the “Company”) entered into a new Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”), effective as of December 16, 2010, which amends and restates the Company’s existing Credit Agreement dated November 21, 2006 (the “Existing Credit Agreement”). The borrowing under the Existing Credit Agreement by Corning Finance Luxembourg S.a r.l. on November 16, 2010 in the amount of $1,120,000,000 was repaid in full on December 16, 2010.

The Amended and Restated Credit Agreement is with a bank group comprised of Citibank, N.A., JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank PLC, Deutsche Bank AG New York Branch, Goldman Sachs Bank USA, Standard Chartered Bank, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, Wells Fargo, Bank National Association, Bank of China, New York Branch, Sumitomo Mitsui Banking Corporation, and The Bank of New York Mellon. Under the Amended and Restated Credit Agreement, borrowings are available in Dollars, Sterling, Yen and Euros to Corning and any direct or indirect wholly-owned subsidiary of Corning in a maximum amount outstanding at any one time of $1,000,000,000 ($200,000,000 of which is available for Letters of Credit) (the “Commitment Amount”). The Commitment Amount may be increased over the term by $250,000,000.

The rate of interest payable under the Amended and Restated Credit Agreement, at Corning’s option, is equal to LIBOR plus a margin ranging from 1.05% to 1.825% or a base rate plus a margin ranging from 0.05% to 0.825%. The actual margin is adjustable based upon the debt ratings issued from time to time with respect to Corning’s unsecured debt by Moody’s Investors Service, Inc. and Standard & Poor’s. For this purpose, the “base rate” is the greatest of the rate announced by Citibank, N.A. from time to time as its base rate, the federal funds rate plus 0.5% or the one-month LIBOR plus 1.0%.

The Amended and Restated Credit Agreement is scheduled to terminate on December 16, 2015 (the “Termination Date”). The Termination Date may be extended by one year on each of December 16, 2011 and December 16, 2012 on Corning’s request and subject to the consent of the lenders. The Amended and Restated Credit Agreement contains affirmative and negative covenants that Corning must comply with, including (a) periodic financial reporting requirements, (b) maintaining a ratio of consolidated debt for borrowed money to consolidated total capital of no greater than 0.50 to 1.00, (c) maintaining a ratio of adjusted consolidated EBITDA to consolidated interest expense of not less than 3.50 to 1.00, (d) limitation on liens, (e) limitation on the incurrence of subsidiary indebtedness, (f) limitation on mergers, (g) restrictions on the declaration of dividends, as well as other customary covenants. Loans to subsidiaries under the Amended and Restated Credit Agreement will be unconditionally guaranteed by Corning.

The Amended and Restated Credit Agreement provides for customary events of default with corresponding grace periods, including failure to pay any principal or interest when due, failure to perform or observe covenants, bankruptcy or insolvency events and change of control. Upon the occurrence of an event of default, the obligations of the lenders to make advances and issue letters of credit may be terminated, the Company’s obligation to repay advances may be accelerated, and the Company may be required to post cash collateral in the amount of outstanding letters of credit.

Letters of Credit in the aggregate amount of $912,495 have been issued under the Amended and Restated Credit Agreement. There are no other amounts outstanding under the Amended and Restated Credit Agreement.

From time to time, certain of the lenders under the Amended and Restated Credit Agreement and their affiliates provide customary commercial and investment banking services to the Company.

The foregoing description of the material terms of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the Amended and Restated Credit Agreement, which is attached as Exhibit 10.1 to this report and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

As described in Item 1.01 of this report, which is incorporated by reference into this Item 1.02, the Amended and Restated Credit Agreement amends, restates and replaces the Existing Credit Agreement. In connection with the effectiveness of the Amended and Restated Credit Agreement, the outstanding obligations under the Existing Credit Agreement were repaid in full.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1 Amended and Restated Credit Agreement dated as of December 7, 2010 (effective as of December 16, 2010), among Corning Incorporated, Citibank, N.A., JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank PLC, Deutsche Bank AG New York Branch, Goldman Sachs Bank USA, Standard Chartered Bank, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, Wells Fargo, Bank National Association, Bank of China, New York Branch, Sumitomo Mitsui Banking Corporation, and The Bank of New York Mellon.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 16, 2010

CORNING INCORPORATED

By:	/S/ VINCENT P. HATTON
Vincent P. Hatton
Senior Vice President and General Counsel

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